                                                                     EXHIBIT 2.1


                           PURCHASE AND SALE AGREEMENT



         THIS AGREEMENT, made as of the 19th day of December, 1997, by and among BUCKEYE WELDER SERVICES, INC., an Ohio Corporation (hereinafter referred to as "SELLER"), VALLEY NATIONAL GASES, INC., a West Virginia Corporation (hereinafter referred to as "PURCHASER"), GEORGE B. WARD (hereinafter referred to as "WARD"), NANCY Y. WARD (hereinafter referred to as "Mrs. Ward") and WEST RENTALS, INC., a West Virginia Corporation (hereinafter referred to as "WEST").

         1.       DEFINITIONS.

         In this Agreement, whenever the context so indicates, the singular or plural and the masculine, feminine or neutral gender shall be deemed to include the others, the reference to any statutory provision of law shall include any subsequent amendments thereto; and the capitalized terms shall have the following meanings:

                  (a) "ACCOUNTS RECEIVABLE" means all of the Seller's Business Accounts Receivable, including the GM Receivable, as of Closing Date, subject to Post Closing Adjustment in Paragraph 5(b)(ii).

                  (b) "ADVERSE TITLE CONDITION" means any restriction, limitation, adverse claim of right or interest in and/or to all or part of the Purchase Assets or Real Estate as well as any lien assessments, charges, encumbrances, or other cloud on or exception to title, of any nature which affects the Purchase Assets or Real Estate, except for any Permitted Encumbrances.

                  (c) "AGREEMENT" means this Purchase and Sale Agreement dated as of the 19th day of December, 1997, by and among Seller, Purchaser, Ward, Mrs. Ward and West.

                  (d) "ASSUMED CONTRACTS" means each of the Product Supply Agreements, to which Seller is a party at Closing, the GM Contract and those other leases and contracts described on Exhibit "A" hereto.

                  (e) "ASSUMED LIABILITIES" means each of (i) Seller's choate, non-executory, non-contingent monetary Long-Term Liabilities and Current Liabilities, as of September 30, 1997; (ii) the GM Payables; and (iii) Interim Ordinary Course Liabilities.

                  (f) "BILL OF SALE" means the Bill of Sale, Assignment and Assumption Agreement by which Seller, Ward and Mrs. Ward shall sell, transfer and assign the Purchase Assets to Purchaser free and clear of any Adverse Title Condition (except for Seller's Real Estate which shall be conveyed by the Deed), and by which Purchaser assumes the Assumed Liabilities; all in the form and upon the terms of Bill of Sale, Assignment and Assumption Agreement attached hereto and incorporated herein by reference as Exhibit "B".

                  (g) "BUSINESS" means the business of Seller for the sale and distribution of welding supply products, industrial and specialty gases as well as liquid propane which Business includes certain Cylinders and Tanks owned individually by Ward and Mrs. Ward.

                  (h) "BUSINESS LOCATION" means Seller's headquarters, primary Business location situate at 4579 Sutphen Court, Hilliard, Ohio 43026, which is also the site of the Real Estate.

                  (i) "CAPITAL EXPENDITURES" means capital expenditures by Seller subsequent to September 30, 1997 for cylinders and tanks and a vacuum pump up to a maximum amount of $23,000.

                  (j) "CERCLA" means Comprehensive Environmental Response, Compensation and Liability Act of 1980.

                  (k) "CLAIMS" means any claim, liability, expense, loss or other damage, including, without limitation, reasonable attorneys' fees and expenses incurred or expended with respect to any of the foregoing.

                  (l) "CLOSING" means the following:

                           (i) The sale, transfer and delivery of the Purchase Assets by Seller, Ward and Mrs. Ward, as applicable, to Purchaser and Purchaser's acquisition of the Purchase Assets, as of the Effective Date, free and clear of Adverse Title Condition for and in consideration of the payment of the Purchase Price, subject to Post Closing Adjustment.

                           (ii)     The execution and delivery by all
                                    appropriate parties of any and all
                                    incidental and related documents,
                                    instruments and assurances as well as the consummation of all prerequisite activities required of any of the parties hereto contemplated and required by the terms and conditions of this Agreement.

                           (iii) The Closing shall take place on the Closing Date at the offices of Baker & Hostetler, LLP, 65 E. State Street, 21st Floor, Columbus, Ohio 43215 or such other location as the parties may agree upon.

                  (m) "CLOSING DATE" means the 19th day of December, 1997, at 10:00 o'clock, A.M. (EST) or such later date and/or time agreeable to all parties hereto, when the Closing will take place.

                  (n) "CLOSING DATE PURCHASE PRICE PAYMENT" means the payment of the Purchase Price in accordance with Section 5 [subject to Post Closing Adjustment] by Purchaser to Seller at Closing, less the Deposit if Closing occurs on or before December 31, 1997 and as well subject to and less the Escrow.

                  (o) "CONTRACT RIGHTS AND INTANGIBLES" means all of Seller's right, title and interest in the Assumed Contracts, other commitments, licenses and warranties relating to the Business, and all Business files, records and customer lists as well as all intangible rights, privileges, general and special intangible property and goodwill of Seller relating to the Business, including, but not limited to, the unregistered trade name Buck-Weld and the Business telephone and/or telefax numbers, excluding, however, the Excluded Assets.

                  (p) "CYLINDERS AND TANKS" means all merchantable high and low pressure gas cylinders, liquid containers and bulk tanks owned by Seller, Ward and Mrs. Ward; which shall consist at a minimum of the number and type of Cylinders and Tanks set forth on Exhibit "C" hereto.

                  (q) "DEEDS" means the instruments wherein Seller and Ward shall sell and convey to Purchaser or its designee, Seller's Real Estate in the form of general warranty deeds which conform to Section 5302.05, Ohio Revised Code and which contain only Permitted Encumbrances as encumbrances, reservations and exceptions.

                  (r) "DEPOSIT" means the One Hundred Thousand Dollars ($100,000.00) deposited by Purchaser with Seller's attorneys prior to the execution and delivery of this Agreement subject to the terms of that certain letter dated December 10, 1997 among Seller, Purchaser and Baker & Hostetler, LLP (the "Deposit Letter").

                  (s) "EFFECTIVE DATE" means the Closing Date.

                  (t) "EFFECTIVE DATE FINANCIAL STATEMENT" means the (i) statement of assets, liabilities and equity, and (ii) statement of revenue and expenses reflecting Seller's financial condition as of the Effective Date.

                  (u) "EMPLOYMENT AGREEMENTS" means the Employment Agreements by and between Purchaser as Employer, and as well five (5) key employees, namely, John Rice, Scott Essenberg, Ron Williams, Andy Tyler and Bob Toitch, upon all terms and conditions contained in the respective Employment Agreements, upon the terms and in the form of Employment Agreement attached hereto and incorporated herein by reference as Exhibits "D-1" through D-5" inclusive.

                  (v) "ENVIRONMENTAL LAW" means CERCLA, SARA, RCRA, TSCA, or any other currently effective law or regulation relating to the environment as well as Hazardous Materials enacted or promulgated by any Federal, state or other governmental authority.

                  (w) "EQUIPMENT AND FIXTURES" means all Business, office and warehouse equipment, furniture and fixtures together with all other tangible property and assets of Seller or the Business, except for Cylinders and Tanks, Vehicles and Inventory.

                  (x) "ESCROW" means the Five Hundred Thousand Dollars ($500,000.00) which shall be deducted from the Closing Date Purchase Price Payment due at Closing, and deposited into an interest bearing Escrow account pursuant to the terms of the Escrow Agreement, to provide assurance and payment of cash funds necessary to reimburse Purchaser for any Post Closing Adjustment.

                  (y) "ESCROW AGREEMENT" means the agreement establishing an governing the Escrow in the term and upon the terms and conditions contained in the Escrow Agreement attached hereto as Exhibit "E".

                  (z) "EXCLUDED ASSETS" means (i) Seller's corporate and stock records, tax returns, and supporting information, cash and bank deposit accounts, all of which are not being purchased by Purchaser as part of the Contract Rights and Intangibles (ii) non-saleable Inventory and (iii) the 1988 Mercedes automobile reflected on Seller's books and records.

                  (aa) "FAIR MARKET VALUE" means the value of the Real Estate determined as follows:

                       (i) Prior to or immediately after Closing, West shall procure a Real Estate appraisal from an Independent Appraiser to appraise the Real Estate to determine its Fair Market Value. The Fair Market Value of the Real Estate as established by West's Independent Appraiser shall be the Fair Market Value of the Real Estate if agreed to by Ward. In the event Ward disagrees and disputes the valuation established by West's Independent Appraiser, then, within fifteen
                            (15) days after receipt of the appraisal rendered by West's independent appraiser, Ward shall retain, at his sole cost and expense, an Independent Appraiser to determine the Fair Market Value for the Real Estate. In the event the valuation of the Real Estate as determined by West's Independent Appraiser varies by ten percent (10%) or less from the value determined by Ward's Independent Appraiser, then the Fair Market Value for the purposes of establishing the Real Estate Purchase Price shall be the average of the two (2) values determined by West and Ward's respective Independent Appraisers. In the further event that the Fair Market Value as determined by the said Independent Appraisers varies by more than ten percent (10%), then the two (2) Independent Appraisers shall jointly retain a third Independent Appraiser to determine the Fair Market Value of the Real Estate. In this further event, Fair Market Value for the purposes of establishing the Purchase Price shall be the average between the Fair Market Value determined by the third Independent Appraiser and the Fair Market Value determined by the other Independent Appraiser whose determination of Fair Market Value more closely equals (whether greater or less) the Fair Market Value determined by the third Independent Appraiser. The cost and expense of the third Independent Appraiser shall be born equally by Ward and West.

                  (bb) "FINANCIAL STATEMENTS" means the following: (i) all statements of assets, liabilities and equity and statements of revenue and expenses for Seller, for the three (3) twelve (12) month periods ending December 31, 1994, 1995, and 1996, attached hereto collectively as Exhibit "F" (collectively, the "Compiled Statements"); (ii) the September 30, 1997 statement of assets, liabilities and equity and statement of revenue and expenses for Seller, attached hereto as Exhibit "G" (the "Internal Statement"); (iii) the Effective Date Financial Statement; and (iv) Seller's Federal Income Tax Returns and State Income Tax Returns for its three (3) fiscal and/or tax years 1994, 1995 and 1996 attached hereto collectively as Exhibit "H". The Compiled Statements shall have been compiled by the firm of Hausser & Taylor. The Internal Statement and the Effective Date Financial Statements shall have been internally prepared by Seller. All Financial Statements shall be prepared in accordance with GAAP except to the extent they have been prepared on a tax basis utilizing the lesser of cost or market method for purposes of Inventory valuation.

                  (cc) "GAAP" means Generally Accepted Accounting Principles.

                  (dd) "GM CONTRACT" means the product supply agreement between Seller and the Delphi Harrison Division of General Motors located in Dayton, Ohio which requires Seller to supply approximately $400,000 of product through the end of 1997.

                  (ee) "GM PAYABLES" means accounts payable directly attributable to the GM Contract.

                  (ff) "GM RECEIVABLE" means the account receivable from the Delphi Harrison Division of General Motors related to the supply of product under the GM Contract.

                  (gg) "HAZARDOUS MATERIALS" means any hazardous or toxic material, waste or substances currently identified or listed as hazardous or toxic by CERCLA, SARA, RCRA, TSCA or any other Environmental Law.

                  (hh) "INDEPENDENT APPRAISER" means an independent, certified real estate appraiser, qualified to perform and render commercial real estate appraisals in and about the Columbus, Ohio Metropolitan Area and who is also a MAI Appraiser.

                  (ii) "INTERIM ORDINARY COURSE LIABILITIES" means Seller's costs and expenses incurred in the operation of the Business in the ordinary and customary course (non-capital costs and/or expenditures) during the period of time from September 30, 1997 up through and including Closing Date.

                  (jj) "INVENTORY" means all Saleable Inventory comprised of hardgoods, gas and equipment, inventory, including resale cylinders, if any.

                  (kk) "NON-COMPETITION AGREEMENTS" means the agreement entered into by and between Purchaser and Ward in the form and upon the terms of the Non-Competition Agreement attached hereto as Exhibit "I".

                  (ll) "PERMITTED ENCUMBRANCES" shall mean the following:

                       (i)   Existing zoning ordinances, rules and regulations;
                             and

                       (ii) Real estate and/or personal property taxes and assessments not due and payable.

                       (iii) Easements, conditions, restrictions and covenants
                             of record which do not interfere with the current operation of the Business.

                       (iv) Title Objections waived by West in accordance with Paragraph 15(b)(ii).

                  (mm) "POST CLOSING ADJUSTMENT" means any applicable adjustment to Purchase Price, to be made no later than one hundred twenty (120) days after Closing, as required by and pursuant to Paragraph 5(b) and all subparagraphs thereof.

                  (nn) "PURCHASE ASSETS" means the Accounts Receivables, Inventory, Equipment and Fixtures, Cylinders and Tanks, Contract Rights and Intangibles, Vehicles as well as Seller's Real Estate.

                  (oo) "PURCHASE PRICE" means (i) an amount equal to $9,860,000 less an amount equal to any Post-Closing Adjustment plus (ii) Purchaser's assumption of the Assumed Liabilities.

                  (pp) "RCRA" means the Resource Conservation and Recovery Act.

                  (qq) "REAL ESTATE" means the site of the Business Location which is owned by Ward, a description of which is attached hereto as Exhibit "J".

                  (rr) "REAL ESTATE CLOSING" means the following:

                       (i) The sale, conveyance, transfer and delivery of the Real Estate by Ward to West and West's acquisition of the Real Estate, as of the Real Estate Closing Date, free and clear of Adverse Title Condition for and in consideration of the payment of the Real Estate Purchase Price.

                       (ii) The execution and delivery by all appropriate parties of any and all incidental and related documents, instruments and assurances as well as the consummation of all prerequisite activities required of any of the parties hereto contemplated and required by the terms and conditions of this Agreement.

                       (iii) The Real Estate Closing shall take place on the
                             Real Estate Closing Date at the offices of Baker & Hostetler, LLP, 21 E State Street, 21st Floor, Columbus, Ohio; provided, however, that the Real Estate Closing may be conducted as an escrow closing pursuant to written instructions from Ward and West.

                  (ss) "REAL ESTATE CLOSING DATE" means 10:00 o'clock A.M. (EST) on the 19th day of March, 1998 or such other date and/or time mutually acceptable to Ward and West, when the Real Estate Closing will take place.

                  (tt) "REAL ESTATE DEED" means the instrument wherein Ward sells and conveys to West fee simple title free and clear of any Adverse Title Condition in and to the Real Estate by conveyance in the form of a general warranty deed which conforms to Section 5302.05, Ohio Revised Code and which contains only Permitted Encumbrances as encumbrances, reservations and exceptions.

                  (uu) "REAL ESTATE LEASE" means the Lease of the Real Estate by Ward as Lessor, and West as Lessee, for a term of approximately three (3) months commencing on the Closing Date and terminating on the Real Estate Closing Date, substantially upon the terms and conditions of the current lease between Ward and Seller, a copy of which is attached hereto as Exhibit "K".

                  (vv) "REAL ESTATE PURCHASE PRICE" means the Fair Market Value of the Real Estate.

                  (ww) "SALEABLE INVENTORY" means all items of merchantable Inventory comprised of hardgoods, gas, and resale equipment, inventory, including, especially, resale cylinders (which are not part of the Cylinders and Tanks) which is merchantable and not shopworn, damaged or defective and which is listed for sale in the manufacturers current catalog.

                  (xx) "SARA" means the Superfund Amendment and Re-authorization Act of 1986.

                  (yy) "SECONDARY BUSINESS LOCATION" means Seller's branch store and operation at 211 E. Robb Avenue, Lima, Ohio 45801.

                  (zz) "SELLER" means Buckeye Welder Services, Inc.

                  (aaa)"SELLER'S REAL ESTATE" means all of the real estate owned by Seller, including, especially, but not limited to, fee simple title in and to the real estate site of Seller's Secondary Business Location, as more particularly described upon Exhibit "L-1" attached hereto together with all real estate owned by Ward which constitutes a part of the Secondary Business Location, as more particularly described upon Exhibit L-2 attached hereto.

                  (bbb)"TSCA" means the Toxic Substances Control Act.

                  (ccc)"VEHICLES" means all the trucks, vehicles and automotive equipment of Seller set forth and scheduled on Exhibit "M", attached hereto excluding the 1988 Mercedes shown on Seller's books and records.

                  (ddd)"WEST" means West Rentals, Inc., a West Virginia corporation, with its principal place of business at 67 - 43rd Street, Wheeling, West Virginia 26003.

         2. DEPOSIT PAYMENT. In consideration of the terms and conditions of the Letter of Intent dated November 11, 1997, by and between Purchaser and Ward and the Deposit Letter, the Purchaser and Seller agree that the Deposit shall be applied at Closing as partial payment of the Purchase Price if Closing occurs on or before December 31, 1997; (ii) the Deposit shall be a premium payment in addition to the Purchase Price, if Closing occurs on or after January 1, 1998; and (iii) in the event there is no Closing, the Deposit shall be non-refundable and remain the property of Seller. Any and all interest earned on the Deposit shall belong to Seller with no credit given against the Purchase Price.

         3. AGREEMENT TO SELL AND PURCHASE.

                  (a) Subject to the terms and conditions contained herein, at Closing, the Seller, Ward and Mrs. Ward hereby agree to sell, convey, assign, transfer and deliver their respective shares of the Purchase Assets as of the Effective Date to Purchaser by means of the execution and delivery of the Deeds for Seller's Real Estate and the Bill of Sale for all Purchase Assets other than Seller's Real Estate; and Purchaser agrees to purchase all of the Purchase Assets from Seller, Ward and Mrs. Ward upon the terms and conditions of this Agreement; said sale and purchase of the Purchase Assets to be made free and clear of all Adverse Title Conditions and in consideration of the payment of the Purchase Price by Purchaser to Seller, Ward and Mrs. Ward.

                  (b) Subject to the terms and conditions contained herein, at the Real Estate Closing, Ward hereby agrees to sell and convey to West by means of the execution and delivery of the Real Estate Deed to West; and West agrees to purchase the Real Estate and accept the Real Estate Deed from Ward upon the terms and conditions of this Agreement; said sale and purchase of the Real Estate to be made free and clear of any Adverse Title Condition for and in consideration of the payment of the Real Estate Purchase Price by West to Ward.

         4. ASSUMPTION OF SELLER LIABILITIES. At Closing, Purchaser shall assume from Seller the Assumed Liabilities and shall assume Seller's obligations under the Assumed Contracts, by means of the execution and delivery of the Bill of Sale.

         5. PURCHASE PAYMENTS.

                  (a) Closing Date Purchase Price Payment. At Closing, Purchaser shall pay Seller the Purchase Price as follows:

                       (i) At Closing, if the Closing occurs on or before December 31, 1997, the Purchaser shall pay Seller, Ward and Mrs. Ward the Closing Date Purchase Price, subject to and less (y) the $500,000.00 Escrow pursuant to the Escrow Agreement; and (z) the Deposit. In the event the Closing occurs after December 31, 1997, the Deposit shall not be applied to the Purchase Price and deducted from the Closing Date Purchase Price Payment. The Purchase Price shall be allocated among Seller, Ward and Mrs. Ward in accordance with the Allocation of Purchase Price set forth on Exhibit "N" hereto.

                       (ii) At Closing, Seller and Purchaser shall execute and deliver the Escrow Agreement and deposit the Escrow amount with the Escrow Agent to be held and distributed pursuant to the terms and conditions of the Escrow Agreement to provide assurance that cash funds will be available to fund any necessary payment to Purchaser arising out of any Post Closing Adjustment to the Purchase Price pursuant to Paragraph 5(b) and all subsections thereof.

                       (iii) REAL ESTATE CLOSING PAYMENTS: At the Real Estate
                             Closing, West shall pay the Real Estate Purchase Price by check, bank wire transfer, or cash equivalent to be applied as follows:

                             (A) To discharge the outstanding balance of any Real Estate loan secured by mortgage or other lien upon the Real Estate; and,

                             (B) To discharge any other outstanding monetary liens or encumbrances; and,

                             (C) To payment of Ward for the balance of the Real Estate Purchase Price.

                       (iv) WIRE TRANSFER: Payment of the Purchase Price and the Real Estate Purchase Price shall be made by wire transfer of immediately available funds to an account specified in writing by Ward prior to the Closing. Seller, Ward and Mrs. Ward shall have no claim against Purchaser or West if Purchaser and West make payment to the account(s) specified by Ward.

                       (v) ALLOCATION OF PURCHASE PRICE: The Purchase Price shall be allocated among the Purchase Assets in the manner set forth on Exhibit "O" hereto. Neither Purchaser, Seller, Ward nor Mrs. Ward shall take any position inconsistent with the allocation of Purchase Price in the preparation of any tax return.

                  (b)  Post Closing Adjustment.

                       (i) CYLINDER AND TANK ADJUSTMENT: As of Closing, Seller, Ward and Mrs. Ward will own free and clear of any and all liens and encumbrances, at least the number and type Cylinders and Tanks set forth on Exhibit "C". Prior to Closing, Seller and Purchaser shall jointly conduct (1) a book audit of Cylinder and Tank records and/or (2) a selective physical inventory of Cylinders and Tanks located at the Business Location, the Secondary Business Location and the premises of Seller's major accounts as follows: (x) for accounts with less than ten Cylinders in the possession of customers, as indicated by Seller's Cylinder records, no audit will be performed and no adjustment will be made; (y) for accounts with between eleven and ninety-nine Cylinders in the possession of customers as indicated by Seller's customer records, Cylinders will be counted as in the possession of such customer if such customers are paying rent to Seller for the Cylinders. Where no rent is being paid to Seller, either a physical or telephone audit will be performed prior to closing by Purchaser and Ward; and (z) for accounts with 100 Cylinders or more in the possession of customers, as indicated by Seller's customer records, a physical audit of such accounts will be performed jointly by Purchaser and Ward In the event after the Cylinder and Tank audits, the Purchaser determines that the number of Cylinders and Tanks owned by Seller, Ward and Mrs. Ward as of Closing, free and clear of liens and encumbrances, is less than the number of Cylinders and Tanks listed on Exhibit C, the Purchase Price shall be reduced as part of the Post Closing Adjustment by a dollar amount equal to the aggregate value of such deficiency of Cylinders and Tanks. The aggregate value of any such deficiency shall be calculated by multiplying the number of each style of Cylinders and Tanks determined by the audits and inventories to be actually owned by Seller, Ward and Mrs. Ward by the negotiated replacement unit value for each style of such Cylinders and Tanks as set forth on Exhibit C and subtracting the aggregate value of all Cylinders and Tanks so determined from the aggregate value of the Cylinders and Tanks represented to be owned by Seller as set forth on Exhibit "C".

                       (ii) ACCOUNTS RECEIVABLE: At Closing, Seller shall furnish Purchaser a schedule of Accounts Receivable certified as of Closing Date as representing all of the Accounts Receivable as of such date and marked as Exhibit "P" hereto, fully itemized as to customer, amount and account aging history. In the preparation of Exhibit "P", Seller may not write-off as uncollectible accounts more than $15,000 of accounts that were not written off as uncollectible in the preparation of the Internal Statement. After Closing Date, Purchaser shall first apply all Accounts Receivable payments collected from each pre-closing account debtor to the oldest outstanding and unpaid account invoice for such pre-closing account debtor. As of one hundred twenty (120) days after Closing Date, Purchaser (having used its best efforts to do so) expects to have collected all of the Accounts Receivable. In the event that, as of one hundred twenty (120) days after Closing Date, Purchaser has not collected all of the Accounts Receivable, the Purchase Price shall be reduced as part of the Post Closing Adjustment by the equivalent dollar amount by which Accounts Receivable actually collected by Purchaser is less than the amount reflected upon Exhibit "P". Purchaser shall prepare a listing of such uncollected accounts receivable, and deliver such listing to Seller. After payment to Purchaser of Post Closing Adjustments hereunder in accordance with Paragraph 5(b)(v) Purchaser shall assign and transfer all such listed uncollected Accounts Receivables to Seller.

                       (iii) INVENTORY: Prior to Closing, Seller shall permit
                             Purchaser to conduct a physical inventory of Seller's Inventory to determine the amount and value of Inventory. The value of all Inventory shall be calculated in the same manner as used in preparation of the Seller's September 30, 1997 Financial Statement at the lesser of Seller's cost or market. The term "Inventory Value" shall be defined for the purposes of this Agreement as the value of Inventory as reflected upon Seller's September 30, 1997 Financial Statement, as adjusted for variations to date of the physical inventory arising out of sale and acquisition of inventory in the ordinary course of business. In the event that at the date of the physical inventory, the value of Inventory is less than the Inventory Value, the Purchase Price shall be reduced as part of Post Closing Adjustments, by an amount equal to the per dollar amount by which the value of the Inventory as determined herein is less than the Inventory Value.

                       (iv) EXCESS ASSUMED LIABILITIES: At Closing, Assumed Liabilities, as reflected by the Effective Date Financial Statement, shall not exceed the sum of
                             (w) Five Hundred Ninety-Two Thousand Five Hundred Three Dollars ($592,503), plus (x) the GM Payables, plus (y) the Capital Expenditures (z) the Interim Ordinary Course Liabilities. Said sum shall be referred to herein as the "Maximum Allowable Assumed Liabilities". In the event the Assumed Liabilities of Seller, as of Closing Date as reflected by and upon Effective Date Financial Statement, exceed the Maximum Allowable Assumed Liabilities, the Purchase Price shall be reduced as part of the Post Closing Adjustment by a dollar amount equal to the excess of the Assumed Liabilities over the Maximum Allowable Assumed Liabilities. Seller acknowledges and agrees that it shall not reduce its accounts payable with any third party borrowing or financing. At Closing the amount of accounts payable (said amount being referred to as the "Payables Amount") shall not exceed an amount determined as follows: (cost of sales/365) x 30 plus the GM Payable plus the Capital Expenditure. In the event that Payables Amount exceeds the amount determined by the aforesaid formula, then in such event the Purchase Price shall be reduced by the dollar amount by which Accounts Payable exceed such Adjusted Payables Amount.

                       (v) SETTLEMENT: One hundred twenty (120) days after Closing Date, the Seller and Purchaser shall jointly direct the Escrow Agent to pay Purchaser by check, wire transfer, or cash equivalent, an amount equal to all applicable Post Closing Adjustments to the Purchase Price, together with the prorata shares of the interest, as required under this
                             Section 5(b) and subparagraphs thereof. To the extent that Post Closing Adjustments exceed the Escrow amount, Seller shall promptly pay to Purchaser the amount of such excess. Any and all Escrow Funds, together with the pro-rata share of interest, which are not required to extinguish Post Closing Adjustments payment requirements hereunder shall be the property of and paid over to Seller in accordance with the terms and conditions of the Escrow Agreement.

         6. EXPENSES AND TAXES. Each party hereto shall pay its, his or her own expenses incident to this Agreement and the transactions contemplated hereby. Except for sales tax due on the transfer of the Vehicles and real estate tax, all excise, sales, transfer, documentary and similar taxes, if any, imposed upon, payable or collectible by any party in connection with the purchase and sale of the Purchased Assets shall be paid by Seller, Ward and Mrs. Ward. Purchaser shall pay sales taxes due upon transfer of title to the Vehicles. Real Estate taxes on the Seller's Real Estate which were a lien on the Seller's Real Estate as of January 1, 1997 shall be prorated to the Closing Date. Real estate taxes for 1997 on the Real Estate shall be paid by Seller prior to the Real Estate Closing Date. Real estate taxes on the Real Estate which become a lien on January 1, 1998 and which are not yet due and payable on the Real Estate Closing Date shall not be prorated. West shall purchase the Real Estate subject to 1998 real estate taxes. Any personal property taxes on the Purchased Assets due and payable in calendar year 1997 (regardless of lien date) shall be paid by Seller, Ward and Mrs. Ward. Any personal property taxes on the Purchase Assets due and payable in calendar year 1998 or later shall be paid by Purchaser even if the Closing Date is subsequent to December 31, 1997. Each party shall promptly reimburse the paying party upon receipt of proof of payment of any taxes by the paying party for which the reimbursing party is responsible in accordance with the terms of this Section 6.

         7. INSTRUMENTS OF TRANSFER AND CONVEYANCE.

                  (a) Pursuant to the terms and conditions hereof, Seller and Ward shall at the Closing convey, sell, transfer, and assign to Purchaser Seller's Real Estate by means of the Deed executed and delivered to Purchaser or its designee. Seller, Ward and Mrs. Ward shall convey, sell, transfer, and assign the Purchase Assets other than Seller's Real Estate to Purchaser by means of the Bill of Sale and Assignment executed and delivered to Purchaser or its designee. Mrs. Ward shall release her dower interest in the Deed from Ward.

                  (b) Pursuant to the terms and conditions hereof, Ward, in respect of the Real Estate, shall at the Real Estate closing, convey, sell, transfer, and assign the Real Estate to West, or its designee, by means of the Real Estate Deed. Mrs. Ward shall release her dower interest in the Deed from Ward.

         8. BULK SALES LAW, WAIVER AND INDEMNITY. Purchaser hereby waives compliance by Seller with any Bulk Transfer provisions of the Uniform Commercial Code of any applicable state and bulk transfer tax. Seller agrees to indemnify Purchaser against as well as hold Purchaser harmless from any costs, expenses (including all legal expenses and attorney's fees), losses, claims, damages, and liabilities arising out of the failure of Seller to comply with any such bulk sales law with respect to any of the Purchase Assets.

         9. WARRANTIES AND REPRESENTATIONS OF SELLER WARD, AND MRS. WARD TO THE EXTENT PROVIDED, AS TO SELLER, THE BUSINESS AND PURCHASE ASSETS. Seller, Ward and Mrs. Ward to the extent provided, represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

                  (a) Organization, Standing and Qualification. Seller is a duly organized, validly existing corporation which is in good standing under the laws of the State of Ohio; is duly licensed, qualified to do business, and in good standing in each jurisdiction in which the ownership and operation of its business requires such licensing or qualification except where the failure to be so licensed or qualified would not have a material adverse effect on Seller, the Purchase Assets or the Business; and has full corporate power and authority, and, to its best knowledge, has all permits, consents and authorizations, necessary to own and lease its properties and to carry on its business as now conducted.

                  (b) No Breach. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any provision of, or result in the breach or termination of, or accelerate or permit the acceleration of the performance required by, the terms of: (A) the Articles of Incorporation or Code of Regulations of Seller;
(B) any agreement to which Seller is a party or by which it is bound; or (C) any order, judgment, or decree applicable to Seller; (ii) result in the creation of any claim, lien, charge or encumbrance upon the Purchase Assets or (iii) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Seller.

                  (c) Title to Assets. Each of Ward and Seller has, or as of the Closing date shall have good and marketable title to his or its respective share of the Purchase Assets, free and clear of any Adverse Title Condition. Mrs. Ward represents that she has, or as of the Closing Date shall have, good and marketable title to the Cylinders and Tanks listed on Exhibit C as belonging to her free and clear of any Adverse Title Condition.

                  (d) Financial Statements. Within sixty (60) days after Closing Date, Seller, at its sole cost and expense, shall furnish Purchaser the Effective Date Financial Statement. Purchaser shall provide Seller, and its agents free and unrestricted access to all books and records of Seller up to and including sixty (60) days after Closing Date, at 4579 Sutphen Court, Hilliard, Ohio 43026, or such other place as Purchaser and Seller mutually agree, to allow Seller to prepare and deliver the Effective Date Financial Statement. The Financial Statements are and will be (i) in accordance with the books and records of Seller and prepared in accordance with GAAP consistently applied except to the extent set forth in the definition of Financial Statements; and
(ii) present fairly and
accurately the financial condition of Seller as of the Closing Date or other date of respective periods and results of the operations of Seller and the Business for each respective period then ending.

                  (e) Taxes. Except for real estate taxes and assessments not yet due and payable, there are no currently outstanding assessments or reassessments for any taxes, interest or penalties relating to the Business and Seller is not liable for any taxes, levies, duties, assessments, charges, penalties, interest, fines or other taxes of any nature due and unpaid at the date hereof in respect of the Business or for the payment of any tax installment due in respect of its current taxation year, which would constitute a lien or charge against the Purchase Assets.

                  (f) No Third Party Rights or Options. As of the Closing Date, there will be no outstanding rights or options in any third party to acquire or lease any of the Purchase Assets or any interest therein.

                  (g) Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, in any court or before any governmental agency or instrumentality against the Business or any the Purchase Assets, which would prevent Seller and/or Ward from carrying out the transactions or performing the obligations contemplated in this Agreement or would declare the same unlawful or cause the recision thereof.

                  (h) Absence of Adverse Changes or Other Events. Except as expressly contemplated by and stated in this Agreement, after the date of this Agreement and up to Closing Date, Seller will operate the Business in the ordinary course. From and after December 31, 1996 up to and including Closing Date, no customers of Seller, which in the aggregate represent and constitute a material volume of the Business, shall have terminated transacting business with Seller have or shall have furnished Seller notice of termination or intention to terminate with respect to transacting business with Seller. For purposes of this subparagraph, "material volume of the Business" for the purposes of this subparagraph shall mean two percent (2%) or more of Seller's annual, year end December 31, 1996 gross sales. After date of this Agreement, up through Closing Date, Ward shall make his best, good faith effort to assure that all current Seller's customers, customer accounts and other customer commitments and arrangements of the Business shall remain with Seller without termination or modification by customers.

                  (i) No Employees to Leave Employment with Seller. Except for Norm Bailey, the warehouse manager of the Secondary Business Location, and David Rodriguez, as of the date of this Agreement, no employee of Seller has furnished written notice to Seller that he or she intends to leave employment of Seller, and Seller has no knowledge or information, directly or indirectly, that any such employee intends to leave the employment of Seller. After the date of this Agreement and prior to the Closing Date, Seller shall promptly furnish Purchaser notice of any employee who indicates to Seller that he or she intends to leave the employment of Seller.

                  (j) No Union, Employee Collective Bargaining Unit or Organizing Activity. Seller is not signatory to any collective agreement or member of any bargaining unit; and Seller is not, to its knowledge, currently subject to any present labor collective process or organizing efforts by any union or other collective bargaining representative. Seller has no knowledge that any union or collective bargaining unit is threatening to organize Seller's employees to form a union or collective bargaining unit.

                  (k) Compliance with Laws. Seller has not received any currently effective notice of any violations of any existing applicable federal, state, or local law or regulation affecting the Purchase Assets or the operation of the Business, and, as to any past notices which are no longer effective, appropriate remedial steps have been taken. Seller is in substantial compliance with all existing applicable Federal, state, and local laws and regulations including, without limitation, those respecting the health and safety of its employees, the benefit or welfare plans provided for its employees, the hiring, firing, and conditions of employment of its employees and the protection of the environment. Further, Seller has not unlawfully stored, dumped, or deposited nor participated in the unlawful, dumping or depositing of any Hazardous Materials as a result of its Business on Seller's Real Estate or elsewhere which would materially effect any of the Purchase Assets or Purchaser after Closing; and Seller has not, at any time, received, nor does it have any knowledge or reason to believe that it may receive notice of all alleged violation of any existing Environmental Law, rule, regulation or orders issued with respect thereto from any governmental authority. The Purchase Assets are as of the Closing free of any environmental impairment or contamination or other adverse condition caused by Hazardous Material.

                  (l) Accuracy of Information. Copies of all documents furnished by, or on behalf of, Seller to Purchaser pursuant to the terms of this Agreement are complete and accurate in all material respects. To the best of Seller's knowledge and belief, no statement or certificate furnished to Purchaser by Seller pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact.

                  (m) No Brokerage Fees. No broker or finder has acted for Seller, Ward or Mrs. Ward in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Seller, Ward or Mrs. Ward.

         10. REPRESENTATIONS AND WARRANTIES OF WARD AS TO REAL ESTATE. Ward represents and warrants to West as of the date hereof, and as of the Real Estate Closing Date as follows:

                  (a) OWNERSHIP AND TRANSFER OF REAL ESTATE. As of the date of this Agreement, Ward owns the Real Estate, beneficially and of record, free and clear of any Adverse Title Condition, except for Permitted Encumbrances. As of the Real Estate Closing Date, Ward shall have the full right and power to convey the Real Estate to West without obtaining the consent of any person, corporation, entity or governmental authority except for the release of dower rights by Mrs. Ward.

                  (b) AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Ward
(A) will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of: (I) any agreement to which Ward is a party or by which he may be bound, except, however, Agreements arising out of and related to financing; or (II) any order, judgment, or decree applicable to Ward; (B) will not result in the creation of any claim, lien, charge or encumbrance upon the Real Estate; (C) and will not terminate or result in the termination of any such agreement, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Ward with respect to the Real Estate.

                  (c) NO THIRD PARTY RIGHTS OR OPTIONS. Except for the lease of the Real Estate by Ward to Seller there are no outstanding rights or options in any third party to acquire the Real Estate or any interest therein.

                  (d) COMPLIANCE WITH LAWS. Ward has not received any currently effective notice of any violations of any applicable federal, state, or local law or regulation affecting the Real Estate, and, as to any past notices which are no longer effective, appropriate remedial steps have been taken. With respect to the Real Estate, Ward is in substantial compliance with all existing applicable Federal, state, and local laws and regulations including, without limitation, those respecting the health and safety of its employees, the benefit or welfare plans provided for its employees, the hiring, firing, and conditions of employment of its employees and the protection of the environment. Further, Ward has not unlawfully stored, dumped, or deposited nor participated in the unlawful, dumping or depositing of any Hazardous Materials upon any of its Real Estate; to the best of Ward's knowledge, Ward is not in violation of any existing federal, state, local, Environmental Law as well as all rules, regulations or orders issued with respect to the Real Estate. The Real Estate shall be conveyed to West free of any environmental impairment or contamination. Ward has not, at any time, received nor does Ward have any knowledge or reason to believe that he may receive notice of an alleged violation of any existing law, rule, regulations or orders issued with respect to the Real Estate from any governmental authority; including but not limited to any notices that the Real Estate is not in full compliance with existing applicable building codes, environmental, zoning and land use laws and other existing local, state and federal laws and regulations.

                  (e) NO ADVERSE PROCEEDINGS. To Ward's knowledge, no condemnation, environmental, zoning or other land-use regulation proceedings have been instituted nor are any of those proceedings planned to be instituted, that would detrimentally affect the use and operation of the Real Estate or the value of the Real Estate, nor has Ward received notice of any special assessments or special assessment proceedings affecting the Real Estate.

                  (f) NO LEASES. There are no leases, tenancy rights or other contracts or arrangements with respect to the Real Estate, other than a Lease between Ward, as landlord, and Seller, as tenant, which will be terminated as of the Closing Date.

                  (g) NO MECHANIC'S LIENS. No work has been performed or labor, materials, equipment or fuel furnished to the Real Estate within the last ninety
(90) days (or, if any of the same have been performed or furnished, all persons who may have the right to assert a mechanic's lien have been fully paid).

         11. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND WEST. Purchaser and West respectively represent and warrant to Seller and Ward as of the date hereof and respectively as of the Closing Date and Real Estate Closing Date as follows:

                  (a) ORGANIZATION, STANDING AND QUALIFICATION. Purchaser and West are duly organized, validly existing corporation, and are in good standing under the laws of all applicable states and jurisdictions, including the State of Ohio; are duly licensed, qualified to do business, and in good standing in each jurisdiction in which the current ownership and operation of its business requires such licensing or qualification, including the State of Ohio.

                  (b) NO BREACH. The execution and delivery of this Agreement by Purchaser and West, and the consummation by Purchaser and West of the transactions contemplated hereby will not (i) violate any provisions of, or result in the breach or termination of, or accelerate or permit the acceleration of the performance required by, the terms of: (A) the Articles of Incorporation or By-Laws of Purchaser or West; (B) any agreement to which Purchaser or West is a party or by which either is bound; or (C) any order, judgment, or decree applicable to Purchaser or West; (ii) result in the creation of any claim, lien, charge or encumbrance upon any property or assets of Purchaser or West; or (iii) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Purchaser or West.

                  (c) AUTHORITY; ENFORCEABILITY. Purchaser and West have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement herein contemplated to be executed in connection herewith by Purchaser or West have been duly executed and delivered by Purchaser or West, as the case may be, and constitute legal, valid and binding obligations of Purchaser or West, as the case may be, enforceable against Purchaser or West, as the case may be, in accordance with their respective terms.

                  (d) LITIGATION. There are no actions, suits, proceedings or investigations pending or, to Purchaser's and West's knowledge, threatened, in any court or before any governmental agency or instrumentality against any of the property or assets of Purchaser or West, which would prevent Purchaser or West from carrying out the transactions contemplated hereby or would declare the same unlawful or cause the recision thereof.

                  (e) ACCURACY OF INFORMATION. Copies of all documents furnished by, or on behalf of, Purchaser or West to Seller and/or Ward pursuant to the terms of this Agreement are complete and accurate in all material respects. To Purchaser's or West's knowledge and belief, no statement or certificate furnished to Seller and/or Ward by Purchaser or West pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact.

                  (f) EMPLOYEES. Purchaser shall make an offer of employment to all of Seller's full-time employees at each such employee's present compensation level (but with Purchaser's standard benefit package). Such employment shall, if accepted by the employee, commence on the first business day following the Closing Date.

         12. PURCHASER NOT TO ASSUME ANY OF SELLER'S INCHOATE CONTINGENT AND/OR EXECUTORY LIABILITIES. Notwithstanding anything in this Agreement to the contrary, Purchaser and Seller expressly agree and acknowledge that Purchaser shall not assume, succeed to or discharge any inchoate, contingent and/or executory liability or obligation of Seller (except with respect to the Assumed Contracts) with regard to the Business, Purchase Assets, the termination by Seller of its employees or any other matter; and in that regard, Purchaser shall not succeed to any inchoate, contingent and/or executory obligation, liability, contract, lessee's leasehold obligations or commitments arising out of transactions between Seller and any lender, vendor, supplier, lessor, employee or any other such third party.

         13.      INDEMNIFICATIONS.

                  (a) Indemnification by Seller and Ward of Purchaser. Seller and Ward agree to defend, indemnify and hold Purchaser, its successors and assigns, harmless from and against any Claims (except those Claims arising out of or relating to Purchaser's failure to pay or to perform any Assumed Liabilities) in respect of:

                       (i) Any and all Claims resulting from or arising out of Seller's ownership and operation of the Business, the Purchase Assets, and the Real Estate prior to Closing Date.

                       (ii) Any and all Claims resulting from the breach of any representations and warranties pursuant to and under Paragraph 9 hereunder.

                       (iii) Any and all other misrepresentations or breach of
                             warranty or violation of any covenant made by Seller hereunder, or as well in any schedule or other instrument or document furnished or to be furnished by Seller hereunder, including, without limitation, any documents furnished at the Closing.

                       (iv) Any and all Claims in respect of any liabilities of Seller as of the Closing Date, other than Assumed Liabilities hereunder.

                       (v) Any and all Claims in respect of Seller's federal, state or local taxes, incurred and due on or before the Closing Date, including but not limited to income taxes based upon or measured by income or any gain or sales or transfer taxes, or which may be asserted against Seller as a result of any operations of Seller whether such taxes be trust fund or employment taxes or taxes based on property, income, gain or otherwise.

                       (vi) Any and all Claims with respect to any and all plans, policies, labor contracts or arrangements relating to commissions, bonuses, group insurance, severance pay, pensions, profit sharing, any deferred compensation arrangements or health and welfare or other benefit plans for employees of Seller or otherwise arising out of or related to

                             Seller's business prior to the Closing Date, including, but not limited to, any liability imposed under the provisions of the Employee Retirement Income Security Act of 1974, Multiemployer Pension Plan Amendment Acts of 1980, the Consolidated Omnibus Budget Reconciliation Act of 1985 or the Omnibus Budget Reconciliation Act of 1987 as well as any other federal or state law or regulation.

                       (vii) Any and all Claims arising out of a violation of
                             any federal or state law or regulation, including, but not limited to, outstanding grievance, arbitration award, NLRB unfair labor practice charge, OSHA citation, EEOC charge, Fair Labor Standards Act charge, Americans with Disabilities Act charge, Family and Medical Leave Act charge, Immigration Reform and Control Act charge, or Civil Rights Restoration Act charge, compliance review, consent decree, conciliation agreement, benefit claim, wage and hour complaint, and any litigation involving any personnel practices or policies of Seller with respect to any employment relationship, attributable to the Business prior to the Closing Date.

                      (viii) Any and all Claims which are asserted by any
                             governmental or regulatory authority for any penalties or other obligations attributable to the operations of Seller and the Business, provided that the basis for such Claims existed prior to the Closing. Said "other obligations" shall include, but are not limited to, any violation by Seller prior to the Closing in connection with its business of any applicable federal, state or local environmental or health and safety statute, regulation, ordinance or code or other governmental requirement, including, but not limited to, regulations establishing environmental or health and safety quality criteria or standards for air, water or land.

                       (ix) Any and all Claims arising from or out of any Hazardous Materials, spilled, released, discharged or disposed of by Seller, or arising out of Seller's Business operations or otherwise effecting the Purchase Assets relating back to and resulting from occurrences prior to Closing, including without limitation: (A) cost of investigation, removal, restoration or any other remedial work done in connection with any Hazardous Materials spilled, released, discharged or disposed of by Seller or arising out of Seller's business operations prior to the Closing; (B) costs incurred to correct a violation of any applicable Environmental Law, arising out of or resulting from Seller's operations prior to the Closing Date; and
                             (C) costs incurred as a result of being named a responsible party under CERCLA as amended by SARA.

                       (x) Any and all Claims for defective products or unsatisfactory services furnished to Seller's customers prior to the Closing Date.

                       (xi) If Ward fails to sell the Real Estate on the Real Estate Closing Date (unless such failure is permitted by the terms of this Agreement), West shall be entitled to specific performance of Ward's obligation to sell upon the terms and conditions of this Agreement.

                  (b) Indemnification by Ward of West. Ward agrees to defend, indemnify and hold West, its successors and assigns, harmless from and against any Claims in respect of:

                       (i) Any and all Claims related to, resulting from or arising out of Real Estate prior to Closing Date;

                       (ii) Any and all Claims resulting from any breach of Representations and Warranties pursuant to and under Paragraph 10 hereunder;

                       (iii) Any other misrepresentation or breach of warranty
                             or violation of any covenant made by Seller hereunder, or as well in any schedule or other instrument or document furnished or to be furnished by Seller hereunder, including, without limitation, any documents furnished at the Closing.

                  (c) Indemnification by Purchaser to Seller. (i) Purchaser agrees to defend, indemnify and hold Seller and its respective successors and assigns, harmless from and against any Claims in respect of or arising out of the breach of any representation or warranty made by Purchaser under this Agreement and for the Claims in respect of Purchaser's failure to pay, or to perform Seller's obligations under the Assumed Liabilities.

                       (ii) If West fails to purchase the Real Estate on the Real Estate Closing Date (unless such failure is permitted by the terms of this Agreement), Purchaser or West shall, in full satisfaction of West's obligation to purchase, lease the Real Estate from Ward for a period of five years commencing April 1, 1998 at an annual rental of $66,000 with the other terms of the lease to be substantially similar to the terms of the Real Estate Lease. Such lease shall also provide the Purchaser or West shall have the option to purchase the Real Estate for its then fair market value at any time during the five year lease term.

                  (d) Indemnification by West to Ward. West agrees to defend, indemnify and hold Ward and his respective successors and assigns, harmless from and against any Claims in respect of or arising out of West's breach of any representation or warranty made by West in this Agreement:

                  (e) Determination of Loss. Indemnification pursuant to this
Section 13 shall be payable with respect to Claims described herein as subject to indemnification upon the happening of the earlier of the following:

                       (i) Resolution of Claims by mutual agreement among or between Purchaser and Seller as well as any applicable combination thereof; or,

                       (ii) The issuance of a final award, order or other ruling by an arbitrator pursuant to Section 14 hereof.

                  (f) Indemnification Payments. All amounts payable by one party to the other pursuant to the provisions of this Section 13 shall be payable within ten (10) days after final determination thereof in accordance with the provisions hereof.

                  (g) Limitations on Indemnification.

                       (i) Any amounts which any party hereto may be obligated to pay another party hereto pursuant to this
                             Section 13 will be reduced by an amount equal to:
                             (A) the tax benefit, if any, realized as a result of such losses (for purposes of determining the "tax benefit", if any, the reasonable joint determination by Purchaser's or West's and Seller's outside accountants will be binding and conclusive as to all parties hereto); and (B) any insurance recovery with respect to such losses received by the indemnified party.

                       (ii) Neither Purchaser nor Seller shall assert Claims against the other party which aggregate more than the Purchase Price.

                       (iii) Neither West nor Seller shall assert Claims against
                             the other party which aggregate more than the Real Estate Purchase Price.

                       (iv) Purchaser shall not assert any Claim against Seller or Ward for any item which was included in a Post Closing Adjustment for which Purchaser was reimbursed.

                       (v) Purchaser shall not assert any Claim against Seller or Ward until the total amount of all Claims (excluding Claims for which Purchaser was reimbursed as a Post Closing Adjustment) exceeds Fifty Thousand Dollars ($50,000.00). Seller and Ward shall not be obligated to indemnify Purchaser for the first Fifty Thousand Dollars ($50,000) of indemnity claims.

                       (vi) No party shall have a Claim against any other party arising out of this Agreement and the transactions contemplated thereunder which first became known to the party seeking indemnification after the third anniversary of the Closing; except with respect to Claims relating to a breach by Seller of its representation and warranty set forth in
                             Section 9(e) which shall survive for the applicable statute of limitations.

                       (vii) Neither Seller nor Ward shall assert any Claim
                             against Purchaser until the total amount of all Claims exceeds Fifty Thousand Dollars ($50,000.00). Purchaser shall not be obligated to indemnify Seller or Ward for the first Fifty Thousand Dollars ($50,000) of indemnity claims.

                  (h) Notification and Duty of Indemnifying Parties. Purchaser, West, Seller and Ward, as the case may be (each an "Indemnified Party"), shall, within thirty (30) days of obtaining knowledge of a Claim, notify the other party or parties having an indemnification obligation under this Section 13 (each an "Indemnitor") of the existence or occurrence of any facts or events which give rise to the assertion of any Claim under the provisions of this
Section 13 (an "Indemnifiable Claim"). If an Indemnifiable Claim is due to the claims of third parties, the Indemnitor shall promptly and diligently take such actions as may be reasonably required to defend or settle such claims and shall keep each Indemnified Party advised of the current status thereof. Each Indemnified Party shall, at the Indemnitor's expense, reasonably cooperate with the Indemnitor's defense and each Indemnitor shall reasonably consider the Indemnified Party's advice. The Indemnified Party shall make available to each Indemnitor or its representatives all records and other materials reasonably required to contest any Indemnifiable Claim and shall cooperate fully with the Indemnitor until defense of all such claims.

         14. ARBITRATION.

                  (a) Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including, without limitation, Claims based on contract, tort or statute and Claims arising out of or relating to the provisions of Section 13 hereof, shall be settled by binding arbitration. Any arbitration pursuant to this Agreement shall be conducted in Columbus, Ohio before and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association, provided that only one arbitrator as selected by the American Arbitration Association shall conduct any arbitration proceeding. Any arbitrator's award shall be final and binding on the parties to the arbitration. Any final arbitration award or order rendered by the arbitrator shall be enforceable by any federal or state court having jurisdiction over the affected party. Each party hereto consents to the entry of judgment by a court of appropriate jurisdiction which incorporates the terms of the arbitration award.

                  (b) The parties intend that any agreement pursuant hereto to arbitrate be valid, enforceable and irrevocable. Each party in any arbitration proceeding commenced hereunder shall bear such party's own costs and expenses (including expert witness and attorneys' fees) of investigating, preparing and pursuing such arbitration claim. The parties to any arbitration shall have the right to discover the relevant books and records of the other side that are not privileged or the subject of a bona fide confidentiality or non-disclosure agreement.

         15. CLOSING CONDITIONS. It shall be a condition to the obligations of the parties to close the transactions contemplated by this Agreement that (i) the applicable parties shall have executed and delivered each of the items described in Section A. "Business Assets of Closing" of the Closing Items Index attached hereto as Exhibit Q and (ii) Exhibit P (the listing of Accounts Receivable) to be delivered at Closing by Seller shall be in form and content acceptable to Purchaser.

         16. ADDITIONAL MATERIAL CONSIDERATION.

                  (a)  Real Estate Matters.

                       (i) CLOSING. At Closing, West and Ward shall enter into the Real Estate Lease. At the Real Estate Closing, Ward shall deliver the Real Estate Deed to West conveying marketable fee simple title in and to the Real Estate to West free and clear of any Adverse Title Condition. West shall have the exclusive possession of the Real Estate on the Closing Date.

                       (ii) SURVEY AND TITLE. West, at its sole cost, expense and risk, may obtain a survey ("SURVEY") and shall obtain a title examination ("TITLE EXAM") of the Real Estate. West shall forward a copy of the Survey, if any, and the Title Exam, if any, to Ward within ten (10) days of receiving it. If the Title Exam or the Survey shows that the Real Estate is unmarketable, or subject to a defect, lien, encumbrance, easement, condition or restriction which is unacceptable to West (each, "TITLE OBJECTION"), West shall give Ward written notice of such Title Objection. Ward shall promptly cure any Title Objection which is curable at his sole cost and expense. The Title Objection is uncurable, Ward shall give West written notice of that fact. Thereafter, West shall elect to either: (i) waive such Title Objection and accept such title to the Real Estate as Seller is able to convey; or (ii) terminate Ward's obligation to sell the Real Estate by giving Ward written notice of termination and thereupon neither West nor Ward shall have any further obligations hereunder or liability to the other, except for those obligations which survive the termination of this Agreement to sell the Real Estate. Any notice of termination for the failure of this Condition must be furnished Ward on or before March 15, 1998, or this Condition shall be deemed to have been met.

                             All matters contained in the Title Exam and/or disclosed in the Survey which are not objected to by West shall be deemed to have been approved by West. All matters deemed to have been approved by West and all Title Objections subsequently waived by West shall thereinafter be deemed to be Permitted Encumbrances.

                             It is agreed by the parties hereto that the marketability of the title to the Real Estate shall be determined in accordance with the Standards of Title Examination adopted by the Ohio State Bar Association ("STANDARDS") and any matter which comes within the scope of said Standards shall not constitute a Title Objection, provided Seller complies with the requirements of said Standards.

                       (iii) SITE ASSESSMENT. West, at its sole cost, expense
                             and risk, shall have the right to perform environmental site assessment as well as Phase I and Phase II environmental surveys (collectively "AUDIT") of the Real Estate. If the results of the Audit show that the Real Estate is contaminated with Hazardous Materials in excess of levels requiring remediation under any Environmental Law, Purchaser shall give Ward written notice of that fact, and supply a copy of the Audits to Ward. If the objectionable conditions can be remediated for an aggregate expenditure by Seller of One Hundred Thousand Dollars ($100,000.00) or less (as determined by bona fide third party estimates), Seller shall be obligated to remediate the objectionable conditions with a consultant of his choice.

                             If the remediation of the objectionable conditions requires the expenditure by Seller of more than One Hundred Thousand Dollars ($100,000.00) or if Seller is unable to remediate the objectionable conditions at any cost, Seller shall give West written notice of that fact. Thereafter, West shall elect to either: (i) acquire the Real Estate subject to the conditions, excepting that the Real Estate Purchase Price shall be reduced by One Hundred Thousand Dollars ($100,000.00), or (ii) terminate Seller's obligation to sell the Real Estate by giving Seller written notice of termination and thereafter neither West nor Seller shall have any further obligations under this Section 15(b), except for the obligation to lease the Real Estate to West as set forth in the paragraph (v) hereof. Any notice of termination for failure of this Condition must be received by Ward on or before March 15, 1998, or this Condition shall be deemed to have been met.

                       (iv) DAMAGE OR DESTRUCTION. If any buildings or other improvements on the Real Estate are damaged or destroyed prior to the Closing and the Real Estate Closing, West shall consummate the purchase of the Real Estate on the terms set forth herein. In such event, Ward shall assign to West his rights to receive part or all of any insurance proceeds payable in connection with damage to the Real Estate. If

                             West fails to consummate the purchase of the Real Estate for any reason, including the exercise of its termination rights under the is Agreement, West shall assign to Ward the right to receive all of the insurance proceeds payable in connection with damage to the Real Estate and, in addition, shall pay to Ward cash in an amount of any deductible under the insurance policy. West, at its sole cost, shall insure the buildings and improvements on the Real Estate for the full replacement value of all buildings and improvements on the Real Estate from the Closing to the Real Estate Closing Date. Ward and Mrs. Ward shall be named as additional named insured and loss payees under any insurance policy purchased by West. At the Closing, West shall provide a certificate of insurance with terms consistent with this paragraph.

                       (v) TERMINATION OF REAL ESTATE PURCHASE TRANSACTION AND SUBSEQUENT LEASE. In the event West elects its option to terminate the real estate purchase and sale transaction, pursuant to either Section 15(c)(ii) or Section 15(c)(iii) hereinabove, then and in such event Seller and West shall enter into a Lease for a term of at least one (1) year for an annual rent of $66,000, and otherwise substantially upon the terms and conditions of the Real Estate Lease, which would then be superseded and replaced in full.

                       (vi) RIGHT TO ENTRY. At reasonable times agreed upon by the parties, West, or its consultants may enter upon the Real Estate for purposes of conducting the Survey and the Audit. West shall indemnify, defend and hold harmless Ward, his employees, agents and beneficiaries, their heirs, personal representatives, successors and assigns from any and all losses, claims, actions, demands, expenses and liabilities, including reasonable attorney fees and consultant fees, which may arise against any or all of them by virtue of: (i) any activities of West, its employees, agents, contractors or licensees, or their agents or employees, taken, performed or permitted pursuant to the rights granted under this Paragraph; (ii) any mechanic's lien being filed on the Real Estate as a result of any acts of West, its employees, contractors, agents or licensees or their agents or employees, taken or performed prior to the Real Estate Closing; and (iii) any default by West with respect to its duties and obligations under this Right of Entry. West's indemnification obligations under this Paragraph shall survive the Closing and the delivery of the deed and any rescission, cancellation or termination of this Agreement.

                  (b) General Motors Receivable. It is the intent of the parties that Purchaser receive the benefit of any profit received in respect to the GM Contract. Accordingly, in the event the Seller receives any payment in respect of the GM Receivable prior to the Effective Date, the parties agree that both the Accounts Receivable reflected on Exhibit P and the Assumed Liabilities shall be reduced by an amount equal to the amount of such payment.

                  (c) Special Employee Bonus. The parties acknowledge that Seller has obligations to make certain bonus payments to certain of its employees which bonus payments are not calculable or payable prior to Closing. The Seller pays monthly sales commissions to its sales personnel based upon full monthly sales performance. In the event any sales personnel of Seller are entitled to a sales commission for the month of December, 1997 the parties agree that Seller shall be responsible for payment of 18/31 of such payments and Purchaser shall be responsible for payment of 13/31 of such payments. Purchaser shall make all such required payments directly to the employees and the Purchase Price shall be reduced by the amount of Seller's share of such payments. The manager of Seller's Lima store is entitled to a bonus equal to ten percent (10%) of the net profit of the Lima store. The Seller shall determine the amount of the 1997 bonus to be paid to such individual. The Purchaser shall make the required payment directly to the employee and the Purchase Price shall be reduced by the full amount of such payment. Seller is required to pay a sales performance incentive bonus to Ron Williams. Seller will notify Purchaser of the amount of such bonus and Seller will make the required payment directly to Mr. Williams. The Purchase Price shall be reduced by the full amount of such payment.

                  All reductions to the Purchase Price pursuant to this Section 16(c) shall be effected by payments to the Purchaser under the Escrow Agreement.

         17. BROKERAGE. Each of the Seller, Purchaser and West shall indemnify and hold harmless the others from and against any claim, cost or expense arising out of any claim for brokerage commission, finders fees and the like, relating to this Agreement or any transaction contemplated hereby based upon the actions of the indemnifying party. Purchaser and/or West shall pay all fees and expenses of ADE Vantage, Inc. and/or William A.
Indelicato.

         18. WARRANTIES, REPRESENTATIONS AND AGREEMENTS TO SURVIVE CLOSING. All representations, covenants, warranties and agreements contained in this Agreement shall survive the execution and delivery of this Agreement, Closing and Real Estate Closing as expressly set forth in this Agreement.

         19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         20. ENTIRE AGREEMENT. This Agreement together with all Exhibits and attachments hereto is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to the subject matter hereof. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof, nor any representations, promise, or condition relating to this Agreement, shall be binding upon the parties hereto.

         21. CAPTIONS. The captions of paragraph hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         22. INCORPORATION BY REFERENCE. Any and all schedules, exhibits, statements, reports, certificates, or other documents or instruments referred to herein or attached hereto are incorporated herein by reference thereto as though fully set forth at the point referred to in this Agreement.

         23. ASSIGNMENT AND BENEFIT. This Agreement may not be assigned by any party without prior written consent. This Agreement shall be binding upon and inure to the benefit of Seller, Purchaser and West, and their respective heir, executors, administrators, successors, and assigns.

         24. NOTICES. Any notice, request, instruction, consent, approval or other communication provided for herein shall be in writing and delivered personally or sent by first class mail, certified, return receipt requested, postage prepaid as follows: If to Purchaser and/or West, addressed to 67 - 43rd Street, Wheeling, West Virginia, Attention: Lawrence E. Bandi, with a copy to James T. McClure, Esquire, GOMPERS, MCCARTHY, HILL & MCCLURE, 60 Fourteenth Street, Wheeling, West Virginia, 26003; If to Seller, or Ward or Mrs. Ward, addressed to 4608 Yacht Harbor Drive, Naples, Florida 43112, Attention: George
B. Ward, with a copy to J. Stephen Van Heyde, Esquire, Baker & Hostetler, LLP, 65 E. State Street, 21st Floor, Columbus, Ohio 43215.

         25. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal law of the State of Ohio without regard to its conflicts of law principles.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, this Agreement is executed and delivered by all of the parties hereto, with full authority therefore, to be effective as of the date and year first written above.

                       VALLEY NATIONAL GASES, INC., A WEST VIRGINIA CORPORATION



                       By:
                          ----------------------------------------
                          Its President

                       WEST RENTALS, INC.



                       By:
                          ----------------------------------------
                          Its President


                       BUCKEYE WELDER SERVICES, INC.



                       By:
                          ----------------------------------------
                          Its President



                       -------------------------------------------
                       GEORGE B. WARD


                       -------------------------------------------
                       NANCY Y. WARD